LightPath Technologies, Inc. Announces
Second Quarter Fiscal 2008 Financial Results

For Immediate Release

(January 31, 2008) ORLANDO, FL LightPath Technologies, Inc. (NASDAQ: LPTH), manufacturer and integrator of families of precision molded aspheric optics, precision molded infrared optics, GRADIUM® glass products, and high performance fiber-optic collimators and isolators, today announced results for its second quarter of fiscal 2008 ending December 31, 2007.

Financial Quick Reference
(in millions, except for per share data)

	Three months ended		Six months ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2007	2006	2007	2006
Revenues	$2.02	$3.79	$4.33	$8.18
Gross Profit	$0.01	$1.20	$0.24	$2.27
Net Loss	$(1.66)	$(0.34)	$(3.17)	$(0.80)
Loss per share (basic & diluted)	$(0.31)	$(0.08)	$(0.60)	$(0.18)

Financial Highlights and Six-Month Impact of One Time Charges on Cost of Sales

Revenue Summary
(in millions)

The significant decline in revenue is due to the continuing weakness in our telecommunications business and a slow down of defense orders. Revenues from telecommunications customers was only 20% of total revenue in fiscal second quarter 2008 compared to 51% of total revenue in fiscal second quarter 2007.

Disclosure Backlog
(in millions)

Our disclosure backlog at December 31, 2007 has increased 46% from the fourth quarter of fiscal year 2007 ended June 30th. We are beginning to see the results of our efforts to enter the high volume lower cost commercial markets with orders for laser tools now in our backlog. Also, we have increased quote activity for our Black Diamond and collimator product lines. With the continuing diversification of our backlog and the smaller percentage of telecom business in our backlog we expect to show increases in revenue starting with the fiscal third quarter 2008.

Cost of Sales Analysis
(in millions)

The reduction in our revenue meant that our fixed costs comprised a higher percentage of revenue resulting in a negative effect on our gross margin. Had revenue not been reduced by $1.8 million from the second quarter of fiscal 2007 compared to fiscal 2008 we believe we would have generated significantly more gross profit. Direct costs, which include material, labor and services, were 27% of revenue in the second quarter of fiscal 2008 compared to 33% of revenue in the second quarter of fiscal 2007. We have continued to improve our direct costs as a result of the cost reduction programs we are implementing. During the second quarter of fiscal year 2008 83% of our precision molded optics were produced at our Shanghai facility. Material costs are improving with the use of in-house built holders, the conversion to lower cost glass preforms and improved production yields in both Shanghai and Orlando.

The gross margin was negatively impacted by a total of $524,000 for one-time inventory charges in September and December of 2007, including a $150,000 charge for inventory which was declared obsolete in September 2007 and a $374,000 charge for re-valuation of our inventory as a result of adjusting our standard costs to reflect our lower current costs in December 2007. As a result of the inventory charges, the audit committee asked management to review the Company’s inventory process. Management concluded that the Company’s inventory and standard costing processes were not keeping pace with the reduced costs to produce products, considering the shift of our production to Shanghai. The impact of the $524,000 charge was to reduce gross margin by 12 percentage points. Reported gross margin is six percent. Gross margin, excluding the one-time inventory charges, would have been 18%, reflecting the continued improvements we are making in managing and controlling direct costs.

We have taken action since July 2007 to reduce manufacturing personnel and overhead. We also have reduced Orlando facility lease costs by 50%. The full impact of these savings will be realized in the third quarter of fiscal year 2008 and beyond.

Operating and Other Expenses
(in millions)

	Three months ended		Six months ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2007	2006	2007	2006
Stock options	$0.15	$0.07	$0.21	$0.13
Severance/Public Company/Building	0.28	0.46	0.88	0.98
All other	1.24	1.01	2.33	1.96
	$1.67	$1.54	$3.41	$3.07

 Operating and other expense include sales, new product development, amortization, interest expense, interest income and corporate executive salaries and overhead. Severance/public company/building expenses include severance to the former CEO, recruiting fees to find our new CEO, accounting and legal fees, transfer agent fees, rent, utilities and depreciation on leasehold improvements. Expenses were higher in the six months ended December 31, 2007 due to a non-recurring charge of $150,000 for a termination fee to re-negotiate our Orlando facility lease and $476,000 for severance and executive search fees related to the resignation of our former CEO and for the related expenses for the search for a new CEO and legal fees related to our joint venture in China executed in January 2008.

Cash Status: We are continuing to invest in equipment and facilities for our China operations which management believes will achieve both cost reductions and growth opportunities. For the six months ended December 31, 2007, net cash used for operating and investing activities was $2.7 million. Cash was used to support operations as a result of the low revenue levels and investment in future growth. We invested $240,000 for capital equipment for the joint venture which will have a long production lead time, $18,000 for legal fees for representation related to the joint venture, and severance expenses of $114,000 for work force reductions implemented in the first and second quarters of fiscal year 2008.

Comments: Jim Gaynor, CEO of LightPath, stated, “Our revenue shortfall is being addressed. Our backlog is up and with lower cost of manufacturing for materials, tooling and glass, LightPath is well positioned to reduce prices to expand volumes in all segments of our business.

The work on improving our gross margins continues. Additional sales volume will positively impact gross margin as will personnel reductions and facility lease reduction, the benefits of which have not fully materialized in the first six months of fiscal 2008, but that we believe will have a positive impact in the next two quarters and beyond.”

Mr. Gaynor, continued “LightPath is continuing to implement its business strategy to diversify its served markets and position itself to participate in lower cost, higher volume opportunities. Our direct operating costs are decreasing to support low cost products. We have reached agreement with our Chinese partner, CDGM Optical Glass Co., to open a joint venture business focused on high volume low cost products. We have expanded our Shanghai manufacturing capacity, producing over 83% of our second quarter lens volume in that factory. We are implementing “RoHS” (RoHS is a European Union Standard that restricts the use of certain hazardous materials such as lead and mercury) compliant glass and qualifying lower cost glass materials. As a result of the actions taken we are seeing positive results in yield improvement, production rates and cost reductions which will benefit us as we continue to position LightPath to take advantage of higher volume market opportunities.”

Webcast Details:
LightPath plans to hold an audio webcast at 3:30 p.m. EST on January 31, 2008 to discuss details regarding the company's performance for the second quarter and six months of fiscal 2008. The session may be accessed at www.lightpath.com. A transcript archive of the webcast will be available for viewing or download on our web site shortly after the call is concluded.

Additional information concerning the Company and its products can be found at the Company’s web site at www.lightpath.com.

LightPath manufactures optical products, including precision molded aspheric optics, precision molded infrared optics, GRADIUM ® glass products, proprietary collimator assemblies, isolators utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the NASDAQ Capital Market under the symbol “LPTH.” Investors are encouraged to go to LightPath’s website for additional financial information.

Contact: Dorothy Cipolla, CFO
LightPath Technologies, Inc. (407) 382-4003
Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc in its public filings with the Securities and Exchange Commission.

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets

	Unaudited
	December 31,	June 30,
Assets	2007	2007
Current assets:
Cash and cash equivalents	$1,513,782	$1,291,364
Trade accounts receivable, net of allowance of $51,506 and $28,968	1,257,348	1,408,815
Inventories	1,542,731	1,853,324
Prepaid expenses and other assets	94,718	220,860
Total current assets	4,408,579	4,774,363
Property and equipment - net	1,790,848	1,563,250
Intangible assets - net	216,171	232,605
Other assets	57,306	57,306
Total assets	$6,472,904	$6,627,524
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$926,412	$1,278,328
Accrued liabilities	283,536	326,525
Accrued severance	273,588	-
Accrued payroll and benefits	382,456	413,576
Notes payable	166,645	166,645
Capital lease obligations, current portion	17,405	16,285
Total current liabilities	2,050,042	2,201,359

Capital lease obligation, excluding current portion	14,661	23,653
Note payable, excluding current portion	194,419	277,741
Total liabilities	2,259,122	2,502,753
Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting;
5,000,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting;
34,500,000 shares authorized; 5,323,511 and 4,512,543
shares issued and outstanding	53,235	45,125
Additional paid-in capital	199,624,015	196,417,217
Foreign currency translation adjustment	(1,649)	(43,059)
Accumulated deficit	(195,461,819)	(192,294,512)
Total stockholders’ equity	4,213,782	4,124,771
Total liabilities and stockholders’ equity	$6,472,904	$6,627,524

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations

	Unaudited		Unaudited
	Three months ended		Six months ended
	December 31,		December 31,
	2007	2006	2007	2006
Product sales, net	$2,021,566	$3,789,312	$4,330,319	$8,175,635
Cost of sales	2,016,257	2,589,384	4,086,299	5,902,582
Gross margin	5,309	1,199,928	244,020	2,273,053
Operating expenses:
Selling, general and administrative	1,375,062	1,284,399	2,811,919	2,559,175
New product development	307,267	276,232	615,747	541,479
Amortization of intangibles	8,217	8,217	16,434	16,434
Total costs and expenses	1,690,546	1,568,848	3,444,100	3,117,088
Operating loss	(1,685,237)	(368,920)	(3,200,080)	(844,035)
Other income (expense)
Interest expense	(11,190)	(11,950)	(28,928)	(22,916)
Investment and other income	32,168	36,537	61,701	67,749
Net loss	$(1,664,259)	$(344,333)	$(3,167,307)	$(799,202)
Foreign currency translation adjustment	20,614	-	41,410	-
Comprehensive loss	$(1,643,645)	$(344,333)	$(3,125,897)	$(799,202)
Loss per share (basic and diluted)	$(0.31)	$(0.08)	$(0.60)	$(0.18)
Number of shares used in per share calculation	5,321,844	4,493,497	5,322,678	4,492,507

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Cash Flows

	Unaudited
	Six Months Ended
	December 31,
	2007	2006
Cash flows due to operating activities
Net loss	$(3,167,307)	$(799,202)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	213,471	243,293
Foreign exchange translation adjustment	41,410	-
Stock based compensation	208,732	131,295
Provision for doubtful accounts receivable	22,538	66,365
Changes in operating assets and liabilities:
Trade receivables	128,929	(179,946)
Inventories	310,593	250,842
Prepaid expenses and other assets	126,142	50,662
Accounts payable and accrued expenses	(227,336)	(668,500)
Net cash used in operating activities	(2,342,828)	(905,191)
Cash flows due to investing activities
Property and equipment additions	(349,736)	(607,487)
Net cash used in investing activities	(349,736)	(607,487)

Cash flows due to financing activities
Proceeds from exercise of stock options	-	17,980
Proceeds from sale of common stock, net of expenses	2,978,544	-
Proceeds from sale of common stock from employee stock purchase	27,632	-
Borrowings on line of credit	-	172,260
Payments on capital lease obligation	(7,872)	(6,890)
Payments on note payable	(83,322)	-
Net cash provided by financing activities	2,914,982	183,350

Increase (Decrease) in cash and cash equivalents	222,418	(1,329,328)

Cash and cash equivalents, beginning of period	1,291,364	3,763,013

Cash and cash equivalents, end of period	$1,513,782	$2,433,685

Supplemental disclosure of cash flow information:
Interest paid	$13,945	$22,916
Supplimental disclosure of non-cash financing activity:
Landlord payments for leasehold improvements	$74,899	$-